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                                                                    EXHIBIT 99.1



NYSE: WMB                                           Leading Energy SOLUTIONS(SM)

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
DATE:     June 10, 2002

CONTACT:  Jim Gipson                  Jay Henderson                    Richard George
          Williams (media relations)  Williams (investor relations)    Williams (investor relations)
          (918) 573-2111              (918) 573-3879                   (918) 573-3679
          jim.gipson@williams.com     jay.henderson@williams.com       richard.george@williams.com
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                 WILLIAMS ADAPTS ENERGY RISK MANAGEMENT BUSINESS

             TO CURRENT INDUSTRY REALITIES; FOCUSES ON CASH EARNINGS

         TULSA, Okla. - Williams (NYSE: WMB) announced today that while its long-term strategic commitment to providing energy risk management services remains solid, it is reducing its financial commitment to that part of its business as a realistic response to the uncertain industry environment.

           "Our long-term strategy of developing a balanced suite of energy asset and risk management businesses is intact," said Steve Malcolm, chairman, president and CEO. "We are focusing our efforts in the near term to deliver a higher percentage of cash earnings, which is clearly a realistic response to the current environment."

           The company will continue to develop its energy asset businesses with available cash from operations while reducing debt and further strengthening its investment-grade standing.

           "Demand is strong for the kind of long-term risk management deals that are Williams' strength, but the necessary credit confidence is absent throughout this industry segment," Malcolm said. "While we make progress on building our financial strength to meet the challenges of the new business environment, we will maintain customer relationships through shorter-term deals that are compatible with our cash-flow and portfolio-risk goals."

           Williams said it will limit the liquidity and working capital commitment for its risk management and hedging activities companywide to $1 billion, down from $1.5 billion. This amount is designed to provide


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adequate liquidity to support the new level of cash earnings and also allow
Williams to meet its hedging goals around its natural gas production and refineries.

         The adjustment will have no material impact on the company's cash earnings. Accordingly, recurring marketing and risk management segment profit for 2002 is now expected to be $750 million to $1 billion, an estimated $500 million of which would be in cash. In addition, this business segment is expected to generate $700 million in free cash flow this year. Previous 2002 recurring segment-profit guidance for the energy marketing and risk management unit was $1.3 billion to $1.6 billion.

         Williams' new estimate for 2002 recurring earnings per share is now $1.35 to $1.70, compared with previous guidance of $2.15 to $2.30 per share.

         This change in Williams' energy marketing and risk management business is expected to produce $50 million in annualized cost reductions, primarily through work force reductions and deferral of new information systems. This amount increases Williams' total annualized cost-reduction commitment to $150 million.

         "Risk management is a business that will continue to be a part of Williams' balanced portfolio. Even today, it continues to produce very strong returns on capital. And it provides vital services that enable customers - like municipalities, investor-owned utilities, energy producers and large industries
- to deliver energy supply and price predictability in regions of the country that have thoughtfully and effectively deregulated their markets," Malcolm said.

         "While today's industry conditions are requiring us to scale this business to a size that tracks those realities, we will retain the talent, systems and controls to respond once the marketplace stabilizes."

         The company also is in discussions with several parties, whose identities it did not disclose, to explore partnering relationships for its risk management business that could provide the financial flexibility for Williams to pursue targeted deals. Absent a partnering relationship in the current environment, the company said new deals will be limited to those that result in increased cash flow and reduced risk, or are neutral in their effect.

         Malcolm also said he expects to announce progress during the next few months toward the goal of selling assets that do not fit the company's more disciplined strategic and financial focus. He said the assets would be identified publicly as agreements are reached.


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           Today's action follows previously announced steps that Williams expects to generate more than $8 billion in financial improvement during the next year.

         Malcolm and other members of his leadership team are scheduled to discuss the announcement today at 9 a.m. Eastern. The discussion will be webcast on www.williams.com. A limited number of telephone lines will be available for people without Internet access. Domestic callers: (800) 289-0529. International callers: (913) 981-5523. Replay will be available at www.williams.com or by calling (888) 203-1112; International callers (719) 457-0820. ID for the telephone replay is 117297.

ABOUT WILLIAMS (NYSE: WMB)

         Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Our operations span the energy value chain from wellhead to burner tip. Based in Tulsa, Okla., Williams and its 12,000 worldwide employees contributed $45 million in 2001 to support the environment, health and human services, the arts, and education in its communities. Williams information is available at www.williams.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.